                                                                     EXHIBIT 4.1





================================================================================



                          PCS DEVELOPMENT CORPORATION,
                                        as Issuer


                                      and



                    UNITED STATES TRUST COMPANY OF NEW YORK,
                                        as Trustee



                              __________________



                                   Indenture



                           Dated as of July __, 1996



                               __________________



                      ___% Senior Discount Notes due 2006



===============================================================================

                             CROSS-REFERENCE TABLE

TIA Sections                                                                        Indenture Sections
- ------------                                                                        ------------------
Section 310(a)(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.10
           (a)(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.10
           (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.3; 7.8
Section 311(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.3
           (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.3
Section 312(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2.3
Section 313(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.6
           (c). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.5; 7.6; 10.2
Section 314(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4.18; 10.2
           (a)(4) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4.17; 10.2
           (c)(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10.3
           (c)(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10.3
           (e). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10.4
Section 315(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.2
           (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.2; 7.5; 10.2
           (c). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.2
           (d). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.2
Section 316(A)(1)(A). . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.5; 6.6
           (a)(1)(B). . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.4; 6.6
           (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.7
Section 317(a)(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.8
           (a)(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6.9
           (b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2.4
Section 318(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10.1
           (c). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10.1



Note:    This Cross-Reference Table shall not for any purpose be deemed to be a part of this Indenture.

                               TABLE OF CONTENTS

                                                                                                            Page
                                        RECITALS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . .   1

                                              ARTICLE ONE
                               DEFINITIONS AND INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . .   1

SECTION 1.1.       Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.2.       Incorporation by Reference of Trust Indenture Act   . . . . . . . . . . . . . . . . . . .  17
SECTION 1.3.       Rules of Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                              ARTICLE TWO
                                               THE NOTES   . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 2.1.       Form and Dating   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 2.2.       Execution, Authentication and Denominations   . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 2.3.       Registrar and Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 2.4.       Paying Agent to Hold Money in Trust   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 2.5.       Transfer and Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 2.6.       Book-Entry Provisions for the Global Note   . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 2.7.       Certificated Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 2.8.       Replacement Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 2.9.       Outstanding Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 2.10.      Temporary Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 2.11.      Cancellation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 2.12.      CUSIP Numbers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 2.13.      Defaulted Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                             ARTICLE THREE
                                               REDEMPTION  . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 3.1.       Optional Redemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 3.2.       Notices to Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.3.       Selection of Notes to be Redeemed   . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.4.       Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.5.       Effect of Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 3.6.       Deposit of Redemption Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 3.7.       Payment of Notes Called for Redemption  . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 3.8.       Notes Redeemed in Part  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                              ARTICLE FOUR
                                               COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 4.1.       Payment of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.2.       Maintenance of Office or Agency   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.3.       Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.4.       Limitation on Restricted Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 4.5.       Limitation on Dividend and Other Payment Restrictions Affecting
                     Restricted Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 4.6.       Limitation on the Issuance and Sale of Capital Stock of Restricted
                     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 4.7.       Limitation on Issuances of Guarantees by Restricted Subsidiaries  . . . . . . . . . . . .  30


SECTION 4.8.       Limitation on Transactions with Shareholders and Affiliates   . . . . . . . . . . . . . .  30
SECTION 4.9.       Limitation on Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 4.10.      Limitation on Sale and Leaseback Transactions   . . . . . . . . . . . . . . . . . . . . .  32
SECTION 4.11.      Limitation on Asset Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 4.12.      Repurchase of Notes upon a Change of Control  . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 4.13.      Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 4.14.      Payment of Taxes and Other Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 4.15.      Maintenance of Properties and Insurance   . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 4.16.      Notice of Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 4.17.      Compliance Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 4.18.      Commission Reports and Reports to Trustee and to Holders  . . . . . . . . . . . . . . . .  34
SECTION 4.19.      Waiver of Stay, Extension or Usury Laws   . . . . . . . . . . . . . . . . . . . . . . . .  34

                                              ARTICLE FIVE
                                CONSOLIDATION, MERGER AND SALE OF ASSETS . . . . . . . . . . . . . . . . . .  34

SECTION 5.1.       When Company and Guarantor May Merge, Etc.  . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 5.2.       Successor Substituted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                              ARTICLE SIX
                                          DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 6.1.       Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 6.2.       Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 6.3.       Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 6.4.       Waiver of Past Defaults   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 6.5.       Control by Majority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 6.6.       Limitation on Suits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 6.7.       Rights of Holders to Receive Payment  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 6.8.       Collection Suit by Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 6.9.       Trustee May File Proofs of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 6.10.      Priorities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 6.11.      Undertaking for Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 6.12.      Restoration of Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 6.13.      Rights and Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 6.14.      Delay or Omission Not Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                             ARTICLE SEVEN
                                                TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 7.1.       General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 7.2.       Certain Rights of Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 7.3.       Individual Rights of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 7.4.       Trustee's Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 7.5.       Notice of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 7.6.       Reports by Trustee to Holders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 7.7.       Compensation and Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 7.8.       Replacement of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 7.9.       Successor Trustee by Merger, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.10.      Eligibility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.11.      Money Held in Trust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.12.      Withholding Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                             ARTICLE EIGHT
                                         DISCHARGE OF INDENTURE  . . . . . . . . . . . . . . . . . . . . . .  42


SECTION 8.1.       Termination of Company's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 8.2.       Defeasance and Discharge of Indenture   . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 8.3.       Defeasance of Certain Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
SECTION 8.4.       Application of Trust Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
SECTION 8.5.       Repayment to Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
SECTION 8.6.       Reinstatement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                              ARTICLE NINE
                                  AMENDMENTS, SUPPLEMENTS AND WAIVERS  . . . . . . . . . . . . . . . . . . .  45

SECTION 9.1.       Without Consent of Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
SECTION 9.2.       With Consent of Holders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 9.3.       Revocation and Effect of Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 9.4.       Notation on or Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 9.5.       Trustee to Sign Amendments, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 9.6.       Conformity with Trust Indenture Act   . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                              ARTICLE TEN
                                             MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  47

SECTION 10.1.      Trust Indenture Act of 1939   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 10.2.      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 10.3.      Certificate and Opinion as to Conditions Precedent  . . . . . . . . . . . . . . . . . . .  48
SECTION 10.4.      Statements Required in Certificate or Opinion   . . . . . . . . . . . . . . . . . . . . .  48
SECTION 10.5.      Rules by Trustee, Paying Agent or Registrar   . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.6.      Payment Date Other Than a Business Day  . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.7.      Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.8.      No Adverse Interpretation of Other Agreements   . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.9.      No Recourse Against Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.10.     Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.11.     Duplicate Originals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.12.     Separability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 10.13.     Table of Contents, Headings, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

EXHIBIT A          Form of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1


                 INDENTURE, dated as of July __, 1996, between PCS DEVELOPMENT CORPORATION, a Delaware corporation, as Issuer (the "Company"), and UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee (in such capacity, the "Trustee").


                            RECITALS OF THE COMPANY


                 The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of $________ aggregate principal amount at maturity of the Company's _____% Senior Discount Notes due 2006 (the "Notes") issuable as provided in this Indenture. Pursuant to the terms of an Underwriting Agreement dated ______ __, 1996 (the "Underwriting Agreement") among the Company and the underwriters named therein (the "Underwriters"), for which Lehman Brothers Inc. is acting as representative, the Company has agreed to issue and sell ________ units (the "Units") in accordance with the Unit Agreement dated as of May __, 1996 (the "Unit Agreement") between the Company and United States Trust Company of New York, as Unit Agent (in such capacity, the "Unit Agent"), each Unit consisting of $1,000 principal amount at maturity of the Notes and _____ warrants (the "Warrants") entitling the holder thereof to purchase ______ shares of Class B Common Stock of the Company (the "Class B Common Stock") from the Company at an exercise price of $0.01 per share, subject to adjustment as provided in the Warrant Agreement dated as of May __, 1996 (the "Warrant Agreement") between the Company and United States Trust Company of New York, as the Warrant Agent (in such capacity, the "Warrant Agent"). The Notes and the Warrants will become separately transferable upon the earliest to occur of (i) ________ __, 1996, (ii) such earlier date as may be determined by Lehman Brothers Inc. and specified to the Company, the Trustee, the Warrant Agent and the Unit Agent in writing, (iii) the occurrence of a Change of Control and (iv) in the event of an Asset Sale, the date the Company mails notice thereof to the holders of the Notes. All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, the valid obligations of the Company as hereinafter provided.

                 This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of, and to govern, indentures qualified under the Trust Indenture Act of 1939, as amended.

                     AND THIS INDENTURE FURTHER WITNESSETH

                 FOR AND IN consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows.


                                  ARTICLE ONE
                   DEFINITIONS AND INCORPORATION BY REFERENCE

                 SECTION 1.1.  Definitions.

                 "Accreted Value" is defined to mean, for any Specified Date, the amount provided below with respect to each $1,000 principal amount at maturity of Notes:

                 (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                                                                                          ACCRETED
SEMI-ANNUAL ACCRUAL DATE                                                                                    VALUE
- ------------------------                                                                                    -----
            1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
            2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $1,000.00

         (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the issue price (as determined for U.S. federal income tax purposes) and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

         (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

         (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

                 The Company shall be responsible for calculating the Accreted Value pursuant to (ii) and (iii) above and shall send written notice to the Trustee of such calculation.

                 "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition, as the case may be; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

                 "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 4.4 (and in such case, except to the extent includible pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

                 "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agent" means any Registrar, Paying Agent, authenticating agent or co-Registrar.

                 "Agent Members" has the meaning provided in Section 2.6(a).

                 "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment, or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

                 "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation, or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of Article Five; provided that "Asset Sale" shall not include
(i) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business, (ii) substantially contemporaneous exchanges by the Company or any Restricted Subsidiary of property or equipment for other property or equipment; provided that the property or equipment received in any such exchange by the Company or such Restricted Subsidiary (A) constitutes Telecommunications Assets and (B) has at least substantially equal market value to the Company or such Restricted Subsidiary (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a board resolution) or (iii) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $500,000.

                 "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized

Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

                 "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and
(b) the amount of such principal payment by (ii) the sum of all such principal payments.

                 "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under this Indenture.

                 "Board Resolution" means a copy of a resolution, certified by the Secretary or Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

                 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office, are authorized by law to close.

                 "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the date of the Indenture.

                 "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

                 "Change of Control" means the occurrence of any of the following events: (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock having more than 50% of the voting power of the total Voting Stock of the Company on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any such "person" or "group" (other than to the Company or a Wholly Owned Restricted Subsidiary);
(iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation with or into the Company with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company; provided, that a Change of Control will be deemed not to occur pursuant to clauses (i), (ii), (iii) or (iv) above if either (x) the acquiring "person" is a corporation with outstanding senior, unsecured corporate debt securities having a maturity at original issuance of at least one year and such debt securities are rated Investment Grade (without giving effect to any third-party credit support or enhancement) by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency), or (y) in the event that the acquiring "person" is a corporation that either (1) does not have any outstanding senior, unsecured corporate debt securities that are rated by S&P or Moody's at any time during a period of 90 consecutive days beginning on the date of such event (which period will be extended up to an additional 90 days for as long as any such rating agency has publicly announced that such debt securities will be rated), or (2) after the date of such event but during such 90 day period, has outstanding senior, unsecured corporate debt securities having a maturity at original issuance of at least one year that have been rated Investment Grade (without giving effect to any third-party credit support or enhancement) by S&P or Moody's which rating continues in effect for the remainder of the period specified in clause (x) above, the Notes shall be rated Investment Grade immediately upon such Change of Control.

                 "Class B Common Stock" has the meaning provided in the recitals to this Indenture.

                 "Closing Date" means the date on which the Units are originally issued under the Unit Agreement.

                 "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

                 "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

                 "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of this Indenture, including, without limitation, all series and classes of such common stock.

                 "Company" means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to Article Five and thereafter means the successor.

                 "Company Order" means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its President or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.

                 "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such other non cash charges were deducted in computing such Adjusted Consolidated Net Income, less (vii) all non-cash items increasing Adjusted Consolidated Net Income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income to be received in any future period), in each case on a consolidated basis and determined in accordance with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of outstanding common shares of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of outstanding common shares of such Restricted Subsidiary on the last day of such period.

                 "Consolidated Fixed Charges" of any Person means for any period (i) Consolidated Interest Expense of such Person plus (ii) Preferred Stock dividends declared and payable in cash in such period by such Person or any of its Restricted Subsidiaries, other than any such dividends payable only in shares of Common Stock or options, warrants or other rights to purchase or acquire Common Stock, or payable by a Restricted Subsidiary of such Person to such Person or one of its Wholly Owned Restricted Subsidiaries.

                 "Consolidated Indebtedness" means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

                 "Consolidated Interest Expense" means, for any period, the aggregate of the following amounts for such period determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in accordance with GAAP: the amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness; the interest portion of any deferred payment obligation and any premiums, fees and expenses (and any amortization thereof) payable in connection with Indebtedness; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries; and amounts paid to repurchase the Warrants to the extent such amounts have been expensed for purposes of determining Adjusted Consolidated Net Income) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof).

                 "Consolidated Net Worth" means, at any date of determination, shareholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP.

                 "Corporate Trust Office" means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 114 West 47th Street, New York, New York 10036,
Attention: ________________.

                 "Credit Facility" means the credit agreement to be entered into prior to or simultaneously with the completion of the offering of the Units, as such credit agreement may be amended, modified, supplemented, restated or replaced from time to time.

                 "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

                 "Depository" shall mean The Depository Trust Company, its nominees, and their respective successors.

                 "Dollar" or "$" means, unless specified otherwise, United States dollars.

                 "Event of Default" has the meaning provided in Section 6.1.

                 "Excess Proceeds" has the meaning provided in Section 4.11.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Excluded Holder" has the meaning provided in Section 4.20.

                 "FCC" means the Federal Communications Commission or any successor governmental authority.

                 "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

                 "Global Note" has the meaning provided in Section 2.1.

                 "Global Note Holder" has the meaning provided in Section 2.2.

                 "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "Holder" or "Noteholder" means the registered holder of any Note.

                 "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

                 "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (other than the Company's Series A Preferred

Stock) (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness, (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes (iii) that Indebtedness shall not include any liability under health, life, accident or disability plans for employees of the Company or any Restricted Subsidiary generally, and (iv) Indebtedness shall not include any commitment for the purchase by the Company or any Restricted Subsidiary of equipment or telecommunications services requiring the Company or such Restricted Subsidiary to purchase minimum quantities to achieve discount pricing prior to the time the Company or such Restricted Subsidiary is required pursuant to GAAP to record a liability on its balance sheet under such commitment to pay increased prices.

                 "Indebtedness to EBITDA Ratio" means, as at any date of determination (the "Determination Date"), the ratio of (i) Consolidated Indebtedness at the Determination Date to (ii) the product of four times the Consolidated EBITDA of the Company for the most recent full fiscal quarter for which reports have been filed pursuant to Section 4.18 (such full fiscal quarter being referred to herein as the "Most Recent Quarter"); provided that
(x) pro forma effect shall be given to (A) any Indebtedness Incurred during the period commencing on the first day of the Most Recent Quarter through the Determination Date (the "Reference Period"), including any Indebtedness Incurred on the Determination Date, to the extent outstanding at the close of the Determination Date, and (B) the discharge of any other Indebtedness permanently retired, repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness, in each case as if the Incurrence or retirement of such Indebtedness had occurred on the first date of such Reference Period, (y) if during the Reference Period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be decreased by an amount equal to the portion thereof (if positive), or increased by an amount equal to the portion thereof (if negative), directly attributable to the assets which are the subject of such Asset Sale (including, as part of the amount directly attributable to such Asset Sale, any transfer, retirement or other satisfaction of Indebtedness of the Company or any of its Restricted Subsidiaries as part of the consideration for such Asset Sale) as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of its Restricted Subsidiaries shall have made any Asset Acquisition, the Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such Reference Period.

                 "Indenture" means this Indenture as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

                 "Interest Payment Date" means each semiannual interest payment date on ________ __ and ________ __ of each year, commencing ________ __, 2002.

                 "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

                 "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) to, capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a newly formed or newly acquired Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary", Section 4.4 and Section 4.6, (i) "Investment" shall include (a) the fair market value of the assets (net of liabilities) of any newly formed or newly acquired Subsidiary of the Company at the time that such newly formed or newly acquired Subsidiary is designated an Unrestricted Subsidiary and (b) the fair market value, in the case of a sale of Capital Stock in accordance with Section 4.6 such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

                 "Investment Grade" shall mean BBB- or higher by S&P or Baa3 or higher by Moody's.

                 "L.A. Note" means the $500,000 aggregate principal amount promissory note or notes of the Company issued to the seller in connection with the acquisition of radio frequency licenses in Los Angeles, California.

                 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

                 "Moody's" means Moody's Investors Service, Inc. and its successors.

                 "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

                 "Notes" means any of the notes, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture.

                 "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or accrete original issue discount) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or accrete original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) cause the Paying Agent to deliver to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

                 "Officer" means, with respect to the Company, (i) the Chairman, a Vice Chairman, the President, any Vice President and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

                 "Officers' Certificate" means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof, provided, however, that any such certificate may be signed by any two of the Officers listed in clause (i) of the definition thereof in lieu of being signed by one Officer listed in clause
(i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

                 "Opinion of Counsel" means a written opinion signed by legal counsel who may be an employee of or counsel to the Company. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

                 "Paying Agent" has the meaning provided in Section 2.3, except that, for the purposes of Article Eight, the Paying Agent shall not be the Company or a Subsidiary of the Company or an Affiliate of any of them. The term "Paying Agent" includes any additional Paying Agent.

                 "Payment Date" means the date of purchase of Notes pursuant to an Offer to Purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date a notice is mailed pursuant to such Offer to Purchase.

                 "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that, such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment;
(iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $500,000 at any time outstanding.

                 "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of any Telecommunications Subsidiary individually or the Company and its Restricted Subsidiaries taken as a whole; (vi) Liens upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with Section 4.3, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside of the United States) regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired or property or assets of the corporation that becomes a Restricted Subsidiary; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries; (xviii) Liens on or sales of receivables; (xix) Liens securing Indebtedness permitted to be Incurred pursuant to clause (vi) of the second paragraph of Section 4.3 (including, without limitation, Indebtedness under the Credit Facility permitted to be Incurred pursuant to such clause (vi)); provided, however, that any such Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the Telecommunications Assets so constructed or acquired with the proceeds of such Indebtedness or by the stock of any Restricted Subsidiary, the assets of which consist solely of such Telecommunications Assets so constructed or acquired;
(xx) Liens on licenses granted by the FCC to utilize narrowband radio frequency or on the interests in any entity, the material assets of which consist of such licenses to the extent they secure Indebtedness permitted to be Incurred under clauses (v) and (vii) of the second paragraph of Section 4.3, provided that the aggregate amount of Indebtedness secured by any such Lien shall not at any time exceed the amount of Indebtedness permitted to be Incurred pursuant to such clauses (v) and (vii); (xxi) Liens (including Liens on Capital
Stock of any Restricted Subsidiary) to the extent they secure Indebtedness outstanding under the Credit Facility, provided that the aggregate amount of Indebtedness secured by any such Lien (without duplication of any Indebtedness secured by Liens pursuant to clause (xix) above) shall not at any time exceed the amount of Indebtedness permitted to be Incurred under any such facility pursuant to the terms of the Indenture; (xxii) Liens (including Liens on Capital Stock of any Restricted Subsidiary) to the extent they secure Indebtedness outstanding permitted to be Incurred under clause (i) or (viii) of the second paragraph of Section 4.3, provided that the fair market value, as determined by the Board of Directors of the Company in good faith, of the property and other assets subject to such Liens (determined at the time such Liens are granted) does not exceed an amount equal to 150% of the amount of such Indebtedness; and (xxiii) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (i) through (xxii); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

                 "Person" means an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                 "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

                 "principal" of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

                 "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.11 and
Section 4.12 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the expiration of the Company's Offer to Purchase Notes as required pursuant to
Section 4.11 and Section 4.12.

                 "Redemption Date", when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

                 "Redemption Price", when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Indenture.

                 "Refinancing Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of such Person, other than Indebtedness Incurred under clause (i), (v) or (viii) of the second paragraph of Section 4.3, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and
(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company (other than the L.A. Note) be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this definition.

                 "Registrar" has the meaning provided in Section 2.3.

                 "Regular Record Date" for the interest payable on any Interest Payment Date means the ________ 1 or ________ 1 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date.

                 "Responsible Officer", when used with respect to the Trustee, means the chairman or any vice chairman of the board of directors, the chairman or any vice chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

                 "Restricted Payments" has the meaning provided in Section 4.4.

                 "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

                 "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Security Register" has the meaning provided in Section 2.3.

                 "Separation Date" means the close of business on the earliest to occur of (i) ___________, 1996, (ii) such earlier date as may be determined by Lehman Brothers Inc. and specified to the Company, the Trustee, the Warrant Agent and the Unit Agent in writing, (iii) the occurrence of a Change of Control and (iv) in the event of an Asset Sale, the date the Company mails notice thereof to the holders of the Notes.

                 "Series A Preferred Stock" means the Series A Preferred Stock of the Company outstanding on the date hereof and any Series B Preferred Stock of the Company issuable upon the exchange of such Series A Preferred Stock.

                 "Sloan Loan" means the promissory notes in favor of the Company issued in connection with the original issuance of the Company's Capital Stock, of which $1.7 million was outstanding on the date hereof.

                 "Specified Date" means any redemption date, any date of purchase for any purchase of Notes pursuant to the covenants described in
Section 4.11 or Section 4.12 or any date on which the Notes first become due and payable after an Event of Default.

                 "Spectrum Acquisition Debt" means Indebtedness Incurred solely for the purpose of financing the costs of licenses or other rights granted by the FCC to utilize radio frequency and which is either a direct obligation owing to the FCC or recourse solely to such licenses or to the Capital Stock of a Restricted Subsidiary which has no material assets other than such licenses.

                 "S&P" means Standard & Poor's Corporation and its successors.

                 "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

                 "Strategic Equity Investor" means any Person the common stock of which is publicly traded that, both as of the Trading Day immediately before the day of a sale and the Trading Day immediately after the day of such sale, has Total Common Equity of at least $400 million and is engaged in the business of (a) providing emission, transmission or reception of signs, signals, writing, images, sound, data or video; (b) the sale, resale, lease or provision of cellular services, personal communications services, dispatch services, paging services, telephone services and other telecommunications or radiocommunications services; (c) the operation of personal communications services networks and other telecommunications or radiocommunications networks;
(d) the provision of telecommunications or radiocommunications facilities or equipment; or (e) any business ancillary or directly related to the businesses referred to in clauses (a), (b), (c) or (d) above.

                 "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

                 "Taxes" has the meaning provided in Section 4.20.

                 "Telecommunications Assets" means (i) any entity or business which holds telecommunications or radiocommunications licenses, or a substantial portion of the revenues of which are derived from (a) providing emission, transmission or reception of signs, signals, writing, images, sound, data or video; (b) the sale, resale, lease or provision of cellular services, personal communications services, dispatch services, paging services, telephone services and other telecommunications or radiocommunications services; (c) the operation of personal communications services networks and other telecommunications or radiocommunications networks; (d) the provision of telecommunications or radiocommunications facilities or equipment; or (e) any business ancillary or directly related to the businesses referred in clauses
(a), (b), (c) or (d) above and (ii) any assets used primarily to provide such products or services or to conduct such businesses, including licenses or other rights to use radio frequency.

                 "Telecommunications Subsidiary" means (i) PCSD Financial Corp., SGI Communications, Inc., PCSD Spectrum, Inc., PCSD Network, Inc., and their respective successors and (ii) any other Subsidiary of the Company that holds more than a de minimis amount of Telecommunications Assets.

                 "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof with maturities of twelve months or less from the date of acquisition, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding 365 days, and overnight bank deposits, in each case issued by or with a bank or trust company that is organized under the laws of the United States or any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), or any money market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard & Poor's and (v) securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or Moody's Investors Service, Inc.

                 "TIA" or "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S. Code Section Section 77aaa-77bbb), as in effect on the date this Indenture was executed, except as provided in Section 9.6.

                 "Total Common Equity" of any Person means, as of any day of determination, the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. For purposes of calculating Total Common Equity on the Trading Day immediately following an event described under the definition of "Change of Control," the average closing price shall be equal to the Closing Price on such Trading Day. If no Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by a nationally recognized independent investment banking firm.

                 "Trading Day" with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

                 "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

                 "Trustee" means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Seven of this Indenture and thereafter means such successor.

                 "United States Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law of the United States of America.

                 "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specified payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

                 "Unit Agent" has the meaning provided in the recitals to this Indenture.

                 "Unit Agreement" has the meaning provided in the recitals to this Indenture.

                 "Units" has the meaning provided in the recitals to this Indenture.

                 "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of such an Unrestricted Subsidiary. The Board of Directors may, at the time of acquisition or formation, designate any Subsidiary of the Company which has been either newly acquired or newly formed after the date hereof to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under Section 4.4 and
(ii) the holders of any permitted Indebtedness of such Subsidiary do not have direct or indirect recourse against the Company or any Restricted Subsidiary of the Company and neither the Company nor any Restricted Subsidiary of the Company otherwise has any liability for any payment obligations in respect of such Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of Section 4.3 and
(y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

                 "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

                 "Warrant Agent" has the meaning provided in the recitals to this Indenture.

                 "Warrant Agreement" has the meaning provided in the recitals to this Indenture.

                 "Warrants" has the meaning provided in the recitals to this Indenture.

                 "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                 SECTION 1.2. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

                 "indenture securities" means the Notes;

                 "indenture security holder" means a Holder or a Noteholder;

                 "indenture to be qualified" means this Indenture;

                 "indenture trustee" or "institutional trustee" means the Trustee; and

                 "obligor" on the indenture securities means the Company or any other obligor on the Notes.

                 All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

                 SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

                         (i)  a term has the meaning assigned to it;

                        (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                       (iii)  "or" is not exclusive;

                        (iv) words in the singular include the plural, and words in the plural include the singular;

                         (v) provisions apply to successive events and transactions;

                        (vi) "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

                       (vii) "including" shall be deemed to be followed by "without limitation";

                      (viii) all ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP applied on a consistent basis; and

                        (ix) all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated.


                                  ARTICLE TWO
                                   THE NOTES

                 SECTION 2.1. Form and Dating. The Notes and the Trustee's certificate of authentication shall be substantially in the form annexed hereto as Exhibit A. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and may have letters, notations, legends or endorsements required by law, stock exchange agreements to which the Company is subject or usage. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereof on the face of the Note. The Company shall approve the form of the Notes and any notation, legend or endorsement on the Notes. Each Note shall be dated the date of its authentication.

                 The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture. Each of the Company and the Trustee, by its execution and delivery of this Indenture, expressly agrees to the terms and provisions of the Notes applicable to it and to be bound thereby.

                 The Notes shall be issued initially in the form of one or more Global Notes (the "Global Note") held in book-entry form, substantially in the form set forth in Exhibit A, deposited on the Closing Date with, or on behalf of, the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Each Global Note shall bear such legends as may be required or reasonably requested by the Depository.

                 Definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

                 SECTION 2.2. Execution, Authentication and Denominations. Two Officers shall execute the Notes for the Company by facsimile or manual signature in the name and on behalf of the Company.

                 If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.

                 A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

                 The Trustee or an authenticating agent shall upon receipt of a Company Order authenticate for original issue the Global Note in the aggregate principal amount at maturity of $________ registered in the name of the Depository or the nominee of the Depository (the "Global Note Holder") and shall deliver the Global Note to the Depository or pursuant to the Depository's instructions; provided that the Trustee shall be entitled to receive an Officers' Certificate and an Opinion of Counsel of the Company in connection with such authentication and delivery of the Global Note. The Opinion of Counsel shall, if requested by the Trustee, be to the effect that:

                 (a) the form and terms of such Notes have been established by or pursuant to a Board Resolution or an indenture supplemental hereto in conformity with the provisions of this Indenture;

                 (b) such supplemental indenture, if any, when executed and delivered by the Company and the Trustee, will constitute a valid and binding obligation of the Company; and

                 (c) such Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company in accordance with their terms and will be entitled to the benefits of this Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Such Company Order shall specify the amount of the Global Note to be authenticated and the date on which the original issue of Notes is to be authenticated. The aggregate principal amount at maturity of Notes outstanding at any time may not exceed the amount set forth above except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, 2.8, 2.9 or 2.10.

                 The Trustee may appoint an authenticating agent to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

                 The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 in principal amount at maturity and any integral multiple of $1,000 in excess thereof.

                 SECTION 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the "Registrar"), an office or agency where Notes may be presented for payment (the "Paying Agent") and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served, which shall be in the Borough of Manhattan, The City of New York. The company shall cause the Registrar to keep a register of the Notes and of their transfer and exchange (the "Security Register"). The Company may have one or more co-Registrars and one or more additional Paying Agents. The Company and any such Registrar, Paying Agent, co-Registrar and additional Paying Agent shall at all times be subject to and in compliance with TIA Section 312(a).

                 The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent. If the Company fails to maintain a Registrar, Paying Agent and/or agent for service of notices and demands, the Trustee shall act as such Registrar, Paying Agent and/or agent for service of notices and demands for so long as such failure shall continue. The Company may remove any Agent upon written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by the Company and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso. The Company, any Subsidiary of the Company, or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar, and/or agent for service of notice and demands; provided, however, that neither the Company, a Subsidiary of the Company nor an Affiliate of any of them shall act as Paying Agent in connection with the defeasance of the Notes or the discharge of this Indenture under Article Eight.

                 The Company initially appoints the Trustee as Registrar, Paying Agent, authenticating agent and agent for service of notice and demands. If, at any time, the Trustee is not the Registrar, the Registrar shall make available to the Trustee before each Interest Payment Date and at such other time as the Trustee may reasonably request, the names and addresses of the Holders as they appear in the Security Registrar.

                 SECTION 2.4. Paying Agent to Hold Money in Trust. Not later than 10:00 a.m. (New York City time) on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due. The Company shall require each Paying Agent, if any, other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and that such Paying Agent shall promptly notify the Trustee in writing of any default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Subsidiary of the Company or any Affiliate of any of them acts as Paying Agent, it will, on or before each due date of any principal of, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee in writing of its action or failure to act as required by this Section 2.4.

                 SECTION 2.5. Transfer and Exchange. The Notes are issuable only in registered form. A Holder may transfer a Note by written application to the Registrar stating the name of the proposed transferee and otherwise, complying with the terms of this Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon registration of, the transfer by the Registrar in the Security Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee and any agent of the Company shall treat the person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, the Global Note Holder shall, by acceptance of the Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Depository (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount at maturity of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges in accordance with the terms, conditions and restrictions hereof, the Company shall execute and the Trustee shall authenticate Notes at the Registrar's request. No service charge shall be made to any Holder for any registration of transfer or exchange or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon transfers, exchanges or redemptions pursuant to Section 2.10, 3.8, 4.11, 4.12 or 9.4).

                 The Notes shall initially be issued as part of the issuance of the Units. Prior to the Separation Date, the Notes may not be transferred or exchanged separately from, but may be transferred or exchanged only together with, the Warrants issued as part of such Units.

                 The Registrar shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.3 or Section 3.8 and ending at the close of business an the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

                 SECTION 2.6. Book-Entry Provisions for the Global Note. (a) The Global Note initially shall (i) be registered in the name of the Global Note Holder and (ii) be delivered to the Trustee as custodian for the Depository.

                 Members of, or participants in, the Depository ("Agent Members") shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under any Global Note, and the Global Note Holder may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note under the Indenture for all purposes whatsoever, so long as the Global Note Holder is the registered owner of any Notes. Beneficial owners of Notes evidenced by any Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note.

                 (b) Transfers of the Global Note shall be limited to transfers of the Global Note in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Note may be transferred in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.5.

                 (c) The registered holder of the Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

                 SECTION 2.7. Certificated Notes. Any beneficial owners of interests in the Global Note may, upon request to the Trustee, exchange such interests for certificated Notes in accordance with the procedures of the Depository. In connection with the execution and delivery of such certificated Notes, the Trustee shall reflect on its books and records a decrease in the principal amount of the Global Note equal to the number of such certificated Notes and the Company shall execute and the Trustee shall authenticate and deliver one or more certificated Notes in an equal aggregate number. In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

                 SECTION 2.8. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding; provided that the requirements of the second paragraph of Section 2.9 are met. If required by the Trustee or the Company, an indemnity bond must be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or any Agent from any loss that any of them may suffer if a Note is replaced. The Company may charge such Holder for its expenses and the expenses of the Trustee in replacing a Note. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

                 Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

                 SECTION 2.9. Outstanding Notes. Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.9 as not outstanding.

                 If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

                 If the Paying Agent (other than the Company or an Affiliate of the Company) holds on the maturity date money sufficient to pay Notes payable on that date, then on and after that date such Notes shall cease to be outstanding and interest on them shall cease to accrue.

                 Notes, or portions thereof, for the payment or redemption of which moneys or U.S. Government Obligations (as provided for in Article Eight) in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside, segregated and held in trust by the Company for the Holders of such Notes (if the Company shall act as its own Paying Agent), on and after that time shall cease to be outstanding and, in the case of redemption, interest on such Notes shall cease to accrue; provided that if such Notes, or portions thereof, are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided, or provision satisfactory to the Trustee shall have been made for giving such notice.

                 A Note does not cease to be outstanding because the Company or one of its Affiliates holds such Note; provided, however, that, in determining whether the Holders of the requisite principal amount at maturity of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes, or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Notes and that the pledge is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

                 SECTION 2.10. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officers executing the temporary Notes, as evidenced by their execution of such temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 4.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount at maturity of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

                 SECTION 2.11. Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for transfer, exchange, payment or cancellation and shall destroy them in accordance with its normal procedure. The Company shall not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

                 SECTION 2.12. CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Securities; and provided, further, that failure to use CUSIP numbers in any notice of redemption or exchange shall not affect the validity or sufficiency of such notice.

                 SECTION 2.13. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holder on a subsequent special record date. A subsequent special record date, as used in this Section 2.13 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder and to the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.


                                 ARTICLE THREE
                                   REDEMPTION

                 SECTION 3.1. Optional Redemption. (a) The Notes may be redeemed at the election of the Company, in whole or in part, at any time and from time to time on or after ________, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's last address as it appears in the Security Registrar, at the following Redemption Prices (expressed in percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) if redeemed during the 12-month period commencing on __________ of the applicable year set forth below:

                 Year                                          Redemption Price
                 ----                                          ----------------
                 2001.  . . . . . . . . . . . . . . . . . . . . .          %
                 2002.  . . . . . . . . . . . . . . . . . . . . .          %
                 2003.  . . . . . . . . . . . . . . . . . . . . .          %
                 2004 and thereafter  . . . . . . . . . . . . . .   100.000%

                 (b)      Notwithstanding the foregoing, prior to             ,
1999, the Company may on any one or more occasions redeem up to 33% of the
aggregate principal amount of the Notes at a redemption price of     % of the
Accreted Value thereof with the net proceeds of either (A) one or more public offerings of Common Stock of the Company registered under the Securities Act or
(B) a sale by the Company of at least $25.0 million of its Capital Stock (other than Redeemable Stock or Preferred Stock) to a Strategic Equity Investor in a single transaction; provided in each case that at least 67% of the aggregate principal amount at maturity of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 90 days of the date of the closing of any such public offering of Common Stock or sale to Strategic Equity Investor of Capital Stock (other than Redeemable Stock or Preferred Stock) of the Company, as the case may be.

                 SECTION 3.2. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.1, it shall notify the Trustee in writing of the Redemption Date and the principal amount at maturity of Notes to be redeemed.

                 The Company shall give each notice provided for in this
Section 3.2 in an Officers' Certificate at least 60 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).

                 SECTION 3.3. Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements, as certified to it by the Company, of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis or by lot; provided that no Notes of $1,000 in principal amount at maturity or less shall be redeemed in part.

                 The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 in principal amount at maturity may only be redeemed in whole. The Trustee may elect for redemption portions (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of Notes that have denominations larger than $1,000 in principal amount at maturity. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

                 SECTION 3.4. Notice of Redemption. With respect to any redemption of Notes pursuant to Section 3.1, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail to each Holder whose Notes are to be redeemed.

                 The notice shall identify the Notes to be redeemed and shall state:

                       (i)  the Redemption Date;

                      (ii)  the Redemption Price;

                     (iii)  the name and address of the Paying Agent;

                      (iv) that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;

                       (v) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

                      (vi) that, if any Note is being redeemed in part, the portion of the principal amount at maturity (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount at maturity equal to the unredeemed portion thereof will be reissued;

                     (vii) that, if any Note contains a CUSIP number as provided in Section 2.12, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes; and

                    (viii) the aggregate principal amount of Notes being redeemed.

                 At the Company's request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 60 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers' Certificate stating that such notice has been given.

                 SECTION 3.5. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued interest, if any, to the Redemption Date.

                 Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

                 SECTION 3.6. Deposit of Redemption Price. Prior to any Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, shall segregate and hold in trust as provided in Section 2.4) money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation.

                 SECTION 3.7. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the

Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.

                 SECTION 3.8. Notes Redeemed in Part. Upon surrender of any Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note equal in principal amount at maturity to the unredeemed portion of such surrendered Note.

                                  ARTICLE FOUR
                                   COVENANTS

                 SECTION 4.1. Payment of Notes. The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, premium, if any, or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company, or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment. If the Company or any Subsidiary of the Company or any Affiliate of any of them, acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last Section of Section 2.4. As provided in Section 6.9, upon any bankruptcy or reorganization procedure relative to the Company, the Trustee shall serve as the Paying Agent and conversion agent, if any, for the Notes.

                 The Company shall pay interest on overdue principal, premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in the Notes.

                 SECTION 4.2. Maintenance of Office or Agency. The Company will maintain in the Borough of Manhattan, the City of New York an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in
Section 11.2.

                 The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such decision or rescission and of any change in the location of any such other office or agency.

                 The Company hereby initially designates the Corporate Trust Office of the Trustee, located in the Borough of Manhattan, the City of New York, as such office of the Company in accordance with Section 2.3.

                 SECTION 4.3. Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing
Date); provided that the Company or any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5.5:1.

                 Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following:

                 (i) Indebtedness of the Company or any Restricted Subsidiary under one or more commercial bank credit facilities in an aggregate principal amount not to exceed at any time $20.0 million, less up to an equal amount of Indebtedness permanently repaid as provided under
         Section 4.11;

                 (ii) Indebtedness of the Company or any Restricted Subsidiary to the Company or any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

                 (iii) Refinancing Indebtedness;

                 (iv) Indebtedness of the Company or any Restricted Subsidiary
         (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Interest Rate Agreements; provided that such Interest Rate Agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

                 (v) Indebtedness of the Company (or of any Restricted Subsidiary to the extent and only to the extent that such Indebtedness is Spectrum Acquisition Debt and is a direct obligation owing to the
         FCC), not to exceed, at any one time outstanding, an amount equal to
         2.0 times the amount of Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock or rights to purchase its Capital Stock (in each case other than Redeemable Stock or Preferred Stock) to a Person that is not a Subsidiary of the Company, less the amount of any Investments made pursuant to clause (vi) of the second paragraph of Section 4.4; provided that such Indebtedness (other than such Spectrum Acquisition
         Debt) does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the remaining Average Life of the Notes;

                 (vi) Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facility) Incurred solely for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, installation or integration) of personal communications services systems or other wireless telecommunications networks for which the Company or any Restricted Subsidiary has obtained the applicable licenses or authorizations to utilize the radio frequencies necessary for the operation of such systems or networks;

                 (vii) Spectrum Acquisition Debt of the Company or any Restricted Subsidiary outstanding at any time in an aggregate principal amount not to exceed $25.0 million; and

                 (viii) Indebtedness of the Company or any Restricted Subsidiary outstanding at any time in an aggregate amount not to exceed $20.0 million, less up to an equal amount of Indebtedness permanently repaid as provided under Section 4.11.

                 (b) For purposes of determining any particular amount of Indebtedness under this Section 4.3, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 4.3, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

                 (c) Notwithstanding any other provision of this Section 4.3, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

                 SECTION 4.4. Limitation on Restricted Payments. So long as any of the Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of the Company's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries (and other than pro rata dividends or distributions on common stock of Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.3 or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of (1) the excess of (x) 100% of Consolidated EBITDA from the first day of the fiscal quarter beginning after the Closing Date through the last day of the last full fiscal quarter immediately preceding the Transaction Date for which reports have been filed pursuant to Section 4.18 over (y) the product of 2.0 times cumulative Consolidated Fixed Charges from the first day of the fiscal quarter beginning after the Closing Date through the last day of the last full fiscal quarter immediately preceding such Transaction Date for which such reports have been filed, plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

                 The foregoing provision shall not be violated by reason of:

                 (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

                 (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, permitted Refinancing Indebtedness;

                 (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Company;

                 (iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes, in exchange for, or out of the proceeds of, a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Company;

                 (v) Investments in an aggregate amount not to exceed $15 million, in any Person the primary business of which is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investments;

                 (vi) Investments in an aggregate amount not to exceed the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock or rights to purchase its Capital Stock (other than Redeemable Stock and Preferred Stock) to a Person that is not a Subsidiary of the Company, provided that the Investment is made within 12 months after the sale of such Capital Stock;

                 (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency or to retain the financial benefits of the Company's "Designated Entity" status as a "Small Business" or as a "Business Owned by Members of Minority Groups and/or Women" as such terms are defined by the FCC;

                 (viii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, or options to acquire shares of such Capital Stock, held by any employee or former employee of the Company or any of their respective heirs or administrators or executors of their respective estates, or by any Person substantially all the beneficial ownership of which is held by members of such employee's or former employee's family, in each case in connection with such employee's or former employee's termination of employment with the Company, the aggregate payments of which shall (A) have been approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and is evidenced by a resolution of the Board of Directors of the Company and (B) not exceed $1 million in any single calendar year;

                 (ix) the cancellation and retirement after November 10, 2004, through conversion at the option of the holders thereof into subordinated Indebtedness of the Company, of the Company's Series A Preferred Stock in accordance with the terms thereof; and

                 (x) the purchase for value of the Warrants pursuant to an offer to purchase the Warrants in accordance with the terms of the Warrant Agreement; provided, that, except in the case of clause (i) above, no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

                 Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (ii) and (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii), (iv) and (vi) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 4.4 have been met with respect to any subsequent Restricted Payments.

                 SECTION 4.5. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary, (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary or (v) make any payments to the Company for the purpose of satisfying any tax liabilities or obligations of the Company.

                 The foregoing provisions shall not apply to any encumbrances or restrictions:

                 (i) existing on the Closing Date in any agreement in effect on the Closing Date, including, without limitation, in the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

                 (ii) existing under or by reason of applicable law;

                 (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

                 (iv) in the case of clause (iv) of the first paragraph of this
         Section 4.5, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

                 (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

Nothing contained in this Section 4.5 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.9 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

                 SECTION 4.6. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary) unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of Section 4.11 and (B) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.4 if made on the date of such sale (valued as provided in the definition of "Investments"). Notwithstanding the foregoing, for as long as any of the Notes are outstanding the Company will own 100% of the Common Stock of PCSD Financial Corp.

                 SECTION 4.7. Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary (a "Subsidiary Guarantee") and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

                 Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person that is not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture). The release or discharge of the Indebtedness or the Guarantee which resulted in the creation of such Subsidiary Guarantee will not release or discharge such Subsidiary Guarantee.

                 SECTION 4.8. Limitation on Transactions with Shareholders and Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of the Company (or any Affiliate of such holder) or with any Affiliate of the Company or any Restricted Subsidiary, unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate and (ii) if such transaction or series of transactions involves aggregate payments and other consideration having a fair market value at the time of the transaction or series of transactions in excess of $1 million, (A) such transaction or series of transactions is approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and is evidenced by a resolution of the Board of Directors of the Company or (B) the Company shall have obtained and delivered to the Trustee a written opinion of a nationally recognized investment banking firm stating that such transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

                 The foregoing limitation does not limit, and shall not apply to:

                 (i) any transaction between the Company and any of its Wholly Owned Restricted Subsidiaries or between Wholly Owned Restricted Subsidiaries;

                 (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

                 (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

                 (iv) any Restricted Payment not prohibited by Section 4.4;

                 (v) any extension, renewal or modification of the terms and provisions of the Sloan Loan, which extension, renewal or modification shall have been previously approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and evidenced by a resolution of the Board of Directors; and

                 (vi) the execution of any reseller agreement, operating agreement, network build-out agreement, management agreement or joint venture relating to the telecommunications business with any Person who was a stockholder on the date of this Indenture, which execution shall have been previously approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and evidenced by a resolution of the Board of Directors.

                 SECTION 4.9. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under this Indenture to be directly secured at least equally and ratably with the obligation or liability secured by such Lien.

                 The foregoing limitation does not apply to:

                 (i) Liens created pursuant to agreements existing on the Closing Date;

                 (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

                 (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Wholly Owned Restricted Subsidiary;

                 (iv) Liens securing permitted Refinancing Indebtedness which is Incurred to refinance secured Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

                 (v) Liens with respect to assets or properties of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that such Liens do not extend to or cover any assets or properties of the Company or any of its Restricted Subsidiaries other than the assets or properties of such Person subject to such Liens on the date such Person becomes a Restricted Subsidiary; and provided further that such Liens are not incurred in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary; or

                 (vi) Permitted Liens.

                 SECTION 4.10. Limitation on Sale and Leaseback Transactions. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, enter into any Sale and Leaseback Transaction, except that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if (i) immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof), the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of Section 4.3 and (ii) the Sale and Leaseback Transaction constitutes an Asset Sale effected in accordance with the requirements of Section 4.11.

                 SECTION 4.11. Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (I) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (II) at least 80% of the consideration received consists of cash or Temporary Cash Investments or the assumption of unsubordinated Indebtedness of the Company to the extent that the Company or such Restricted Subsidiary is released from all liability on such unsubordinated Indebtedness. In the event of an Asset Sale, the Company shall or shall cause the relevant Restricted Subsidiary to (i) within nine months after the date the Net Cash Proceeds are received either (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company (other than the Notes), or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to invest, and actually invest, such Net Cash Proceeds within one year of the receipt of such Net Cash Proceeds), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the nine-month or one-year period, as the case may be, referred to in clause (i)) such Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this Section 4.11. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such nine-month or one-year period, as the case may be, as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period, as the case may be, shall constitute "Excess Proceeds."

                 If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Notes equal to the Excess Proceeds on such date, at a purchase price equal to the Accreted Value of the Notes, plus, in each case, accrued interest (if any) to the date of purchase. To the extent that the Accreted Value of Notes tendered pursuant to such Offer to Purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the Accreted Value of Notes validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds will be reset to zero.

                 SECTION 4.12. Repurchase of Notes upon a Change of Control. The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase in respect of all Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof, plus accrued interest (if any) to the date of purchase.


                 Prior to the mailing of the notice to Holders commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Company to permit the repurchase of the Notes. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to this
Section 4.12.

                 SECTION 4.13. Existence Subject to Articles Four and Five of this Indenture, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Company and each such Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), material licenses and franchises of the Company and each such Restricted Subsidiary; provided that the Company shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided, further, that the Company will not permit any Restricted Subsidiary to engage in any business other than the telecommunications business and related activities and services. In addition, the Company agrees to take such actions, within a reasonable time after the Closing Date (and in any event prior to any proceeding initiated regarding the dissolution of the Company), as may be necessary to ensure that it shall be in good standing under the laws of the jurisdiction of its incorporation.

                 SECTION 4.14. Payment of Taxes and Other Claims. The Company will pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Subsidiary; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

                 SECTION 4.15. Maintenance of Properties and Insurance. The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterment and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.15 shall prevent the Company or any such Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company or such Subsidiary.

                 The Company will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be customary for corporations similarly situated in the industry in which the Company or such Restricted Subsidiary, as the case may be, is then conducting business.

                 SECTION 4.16. Notice of Defaults. In the event that the Company becomes aware of any Default or Event of Default, the Company, promptly after it becomes aware thereof, will give written notice thereof to the Trustee.

                 SECTION 4.17. Compliance Certificates. (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year and within 45 days after the end of the first, second and third quarters of each fiscal year of the Company, an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal year. Such certificates shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company that a review has been conducted of the activities of the Company and the Restricted Subsidiaries and the Company's and the Restricted Subsidiaries' performance under this Indenture and that the Company has complied with all conditions and covenants and fulfilled all obligations under this Indenture. For purposes of this Section 4.17, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If any such officer knows of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status.

                 (b) The Company shall deliver to the Trustee, within 90 days after the end of its fiscal year, a certificate signed by the Company's independent certified public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Notes as they relate to accounting matters, (ii) that they have read the most recent Officers' Certificate delivered to the Trustee pursuant to paragraph (a) of this Section 4.17 and (iii) whether, in connection with their audit examination, anything came to their attention that caused them to believe that the Company was not in compliance with any of the terms, covenants, provisions or conditions of Article Four and Section 5.1 of this Indenture as they pertain to accounting matters and, if any Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided that such independent certified public accountants shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards in effect at the date of such examination.

                 (c) Within 90 days of the end of each of the Company's fiscal year, the Company shall deliver to the Trustee a list of all Subsidiaries. The Trustee shall have no duty with respect to any such list except to keep it on file and available for inspection by the Holders.

                 SECTION 4.18.  Commission Reports and Reports to Trustee and
to Holders.   So long as any of the Notes are outstanding, whether or not the
Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) and 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (x) within 15 days of each Required Filing Date
(i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders; and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

                 SECTION 4.19. Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

                 SECTION 4.20. Activities of the Company and Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services.

                                  ARTICLE FIVE
                    CONSOLIDATION, MERGER AND SALE OF ASSETS

                 SECTION 5.1. When Company and Guarantor May Merge, Etc. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

                    (i) the Company shall be the continuing Person, or the Person (if only than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company in respect of all of the Notes and under this Indenture.

                    (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

                   (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of Section 4.3(a); and

                    (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) of this Section 5.1) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that the provisions of clause (iii) of this Section 5.1 shall not apply to transactions described above which are between or among two or more Wholly Owned Subsidiaries of the Company.

                 Notwithstanding the immediately preceding paragraph, the provisions of this Section 5.1 shall not prohibit a transaction the sole purpose of which (as determined in good faith by the Board of Directors of the Company) is to change the state of incorporation of the Company.

                 SECTION 5.2. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer or other disposition of all or substantially all of the property and assets of the Company in accordance with
Section 5.1, the successor Person formed by such consolidation or into which the Company is merged or consolidated or to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

                                  ARTICLE SIX
                              DEFAULT AND REMEDIES

                 SECTION 6.1. Events of Default. An "Event of Default" shall occur with respect to the Notes if:

                 (a) the Company defaults in the payment of the principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

                 (b) the Company defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

                 (c) the Company defaults in the payment of principal (or premium, if any) and interest on Notes required to be purchased pursuant to an Offer to Purchase as described in Section 4.11 or
         Section 4.12 when due and payable;

                 (d) the Company fails to perform or comply with the provisions described in Article Five;

                 (e) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in this Indenture or under the Notes and such default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

                 (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount at maturity of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or
         (II) the failure to make a payment when due of principal, premium, if any, or interest and such defaulted payment shall not have been made, waived or extended by the earliest of (x) the expiration of any applicable grace period and (y) the 30th day after such payment default;

                 (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                 (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

                 (i) the Company or any Restricted Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors.

                 SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in clause (h) or (i) above) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare that the Accreted Value of, premium, if any, and accrued interest, if any, to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) of Section 6.1 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company or the relevant Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (h) or (i) of Section 6.1 occurs with respect to the Company, the Accreted Value of, premium, if any, and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

                 The Holders of at least a majority in principal amount at maturity of the outstanding Notes by written notice to the Company and to the Trustee may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

                 SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

                 The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

                 SECTION 6.4. Waiver of Past Defaults. Subject to Sections 6.2, 6.7 and 9.2, the Holders of at least a majority in principal amount of the outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in clause
(a), (b) or (c) of Section 6.1 or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

                 SECTION 6.5. Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction; and provided, further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Notes pursuant to this Section 6.5.

                 SECTION 6.6. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder or with respect to the Notes; unless;

                    (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

                    (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

                   (iii) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

                    (iv) the Trustee does not comply with the request within 60 days after the receipt of the request and the offer of indemnity; and

                    (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

                 For purposes of Section 6.5 of this Indenture and this Section 6.6, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount at maturity of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture or the Notes or otherwise under the law.

                 A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

                 SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, or interest on such Holder's Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

                 SECTION 6.8. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in clause (a),
(b), (c), (d) or (e) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor of the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal, premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

                 SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 7.7) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor of the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7. Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

                 SECTION 6.10. Priorities. If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

                 First:  to the Trustee for all amounts due under Section 7.7;

                 Second: to Holders for amounts then due and unpaid for principal of, premium, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

                 Third: to the Company or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

                 The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this
Section 6.10.

                 SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 of this Indenture, or a suit by Holders of more than 10% in principal amount at maturity of the outstanding Notes.

                 SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, Trustee and the Holders shall continue as though no such proceeding had been instituted.

                 SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.8, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

                 SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

                                 ARTICLE SEVEN
                                    TRUSTEE

                 SECTION 7.1. General. The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein. Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article Seven.

                 SECTION 7.2. Certain Rights of Trustee. Subject to TIA Sections 315(a) through (d):

                    (i) in the absence of bad faith on its part, the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document and may in good faith conclusively rely as to the truth of the statements and the correctness of the opinions therein;

                    (ii) before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel, which shall conform to Section 10.4. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate, opinion and/or an accountants' certificate if required under the TIA;

                   (iii) in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs;

                    (iv) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

                     (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

                    (vi) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of a majority in principal amount at maturity of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; provided that the Trustee's conduct does not constitute gross negligence or bad faith;

                   (vii) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate; and

                  (viii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

                 SECTION 7.3. Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to TIA Sections 310(b) and 311.

                 SECTION 7.4. Trustee's Disclaimer. The Trustee (i) makes no representation as to the validity or adequacy of this Indenture or the Notes,
(ii) shall not be accountable for the Company's use or application of the proceeds from the Notes and (iii) shall not be responsible for any statement in the Notes other than its certificate of authentication.

                 SECTION 7.5. Notice of Default. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is known to a trust officer of the Trustee, the Trustee shall mail to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.

                 SECTION 7.6. Reports by Trustee to Holders. Within 60 days after each May 15, beginning 1997, the Trustee shall mail to each Holder as provided in TIA Section 313(c) a brief report that complies with TIA Section 313(a) dated as of such May 15, if required by TIA Section 313(a).

                 SECTION 7.7. Compensation and Indemnity. The Company shall pay to the Trustee such compensation as shall be agreed upon in writing for its services. The compensation of the Trustee shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, including costs of collection, and advances incurred or made by the Trustee. Such expenses shall include the reasonable compensation and expenses of the Trustee's agents and counsel.

                 The Company shall indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without negligence or bad faith on its part in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes.

                 To secure the Company's payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

                 If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in clause (h) or (i) of Section 6.1, the expenses and the compensation for the services will be intended to constitute expenses of administration under Title 11 of the United States Bankruptcy Code or any other applicable law for the relief of debtors.

                 SECTION 7.8. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.8.

                 The Trustee may resign at any time by so notifying the Company in writing at least 30 days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the consent of the Company. The Company may at any time remove the Trustee, by Company Order given at least 30 days prior to the date of the proposed removal.

                 If the Trustee resigns or its removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.8 within 30 days after the retiring Trustee resigns or its removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

                 A successor Trustee shall deliver a written acceptance of this appointment to the retiring Trustee and to the Company. Immediately after the delivery of such written acceptance, subject to the lien provided in Section 7.7, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

                 If the Trustee is no longer eligible under Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

                 The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

                 Notwithstanding replacement of the Trustee pursuant to this
Section 7.8, the Company's obligation under Section 7.7 shall continue for the benefit of the retiring Trustee.

                 SECTION 7.9. Successor Trustee by Merger, Etc. If the Trustee consolidates with, mergers or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.

                 SECTION 7.10. Eligibility. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall have a combined capital and surplus of at least $25,000,000 as set forth in its most recent published annual report of condition.

                 SECTION 7.11. Money Held in Trust. The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article Eight.

                 SECTION 7.12. Withholding Taxes. The Trustee, as agent for the Company, shall exclude and withhold from each payment of principal and interest and other amounts due hereunder or under the Notes any and all withholding taxes applicable thereto as required by law. The Trustee agrees to act as such withholding agent and, in connection therewith, whenever any present or future taxes or similar charges are required to be withheld with respect to any amounts payable in respect of the Notes, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Holders of the Notes, that it will file any necessary withholding tax returns or statements when due, and that, as promptly as possible after the payment thereof, it will deliver to each holder of a Note appropriate documentation showing the payment thereof, together with such additional documentary evidence as such holders may reasonably request from time to time.

                                 ARTICLE EIGHT
                             DISCHARGE OF INDENTURE

                 SECTION 8.1. Termination of Company's Obligations. Except as otherwise provided in this Section 8.1, the Company may terminate its obligations under the Notes and the Indenture if:

                      (i) all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or Notes that are paid pursuant to Section 4.1 or Notes for whose payment money or securities have theretofore been held in trust and thereafter repaid to the Company, as provided in Section 8.5) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

                      (ii) (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

                 With respect to the foregoing clause (i), the Company's obligations under Section 7.7 shall survive. With respect to the foregoing clause (ii), the Company's obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.13, 4.1, 4.2, 7.7, 7.8, 8.4, 8.5 and 8.6 shall survive until the
Notes are no longer outstanding. Thereafter, only the Company's obligations in Sections 7.7, 8.5 and 8.6 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations, as the case may be, under the Notes and this Indenture except for those surviving obligations specified above.

                 SECTION 8.2. Defeasance and Discharge of Indenture. The Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the date of the deposit referred to in clause (A) of this Section 8.2 if:

                 (A) Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

                 (B)      the Company has delivered to the Trustee (i) either
         (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this Section 8.2 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) and Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

                 (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit;

                 (D) such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                 (E) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

                 (F) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.2 have been complied with.

                 Notwithstanding the foregoing prior to the end of the 123-day period referred to in clause (B)(ii) of this Section 8.2, none of the Company's obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day period with respect to this Section 8.2, the Company's obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.13, 4.1, 4.2, 7.7, 7.8, 8.5
and 8.6 shall survive until the Notes are no longer outstanding. Thereafter, only the Company's obligations in Sections 7.7, 8.5 and 8.6 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (B)(x) of this Section 8.2 may be provided specifically without regard to, and not in reliance upon, the continuance of the Company's obligations under Section 4.1, then the Company's obligations under such
Section 4.1 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.2.

                 After any such deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

                 SECTION 8.3. Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in clause
(iii) of Section 5.1 and Sections 4.3 through 4.18, and clause (e) of Section
6.1 with respect to clause (iii) of Section 5.1 and Sections 4.3 through 4.18, and clauses (f) and (g) of Section 6.1 shall be deemed not to be Events of Default, in each case with respect to the outstanding Notes if:

                      (i) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes at the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

                      (ii)  the Company has delivered to the Trustee (x) either
         (a) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this Section 8.2 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (b) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (y) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

                      (iii) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit;

                      (iv) such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                      (v) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

                      (vi) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.3 have been complied with.

                 SECTION 8.4. Application of Trust Money. Subject to Section 8.6, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.1, 8.2 or 8.3, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

                 SECTION 8.5. Repayment to Company. Subject to Sections 7.7, 8.1, 8.2 and 8.3, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers' Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with request to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee of such Paying Agent before being required to make any payment may cause to be published at the expense of the Company once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money at such Holder's address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

                 SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with
Section 8.1, 8.2 or 8.3, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, 8.2 or 8.3, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.1, 8.2 or 8.3, as the case may be; provided that, if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.


                                  ARTICLE NINE
                      AMENDMENTS, SUPPLEMENTS AND WAIVERS

                 SECTION 9.1. Without Consent of Holders. The Company, when authorized by resolutions of its Board of Directors, and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder:

                 (1) to cure any ambiguity, defect or inconsistency in this Indenture; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;

                 (2)      to comply with Article Five;

                 (3) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

                 (4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee; or

                 (5) to make any change that, in the opinion of the Board of Directors of the Company evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder.

                 SECTION 9.2.  With Consent of Holders.  Subject to Sections
6.4 and 6.7 and without prior notice to the Holders, the Company, when authorized by its Boards of Directors (as evidenced by a Board Resolution), and the Trustee may amend this Indenture and the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding, and the Holders of a majority in principal amount at maturity of the Notes then outstanding by written notice to the Trustee may waive future compliance by the Company with any provision of this Indenture or the Notes.

                 Notwithstanding the provisions of this Section 9.2, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.4, may not:

                      (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount at maturity thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or adversely affect any right of repayment at the option of any Holder of any Note, or the place or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

                      (ii) reduce the percentage in principal amount at maturity of outstanding Notes the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults and their consequences provided for in this Indenture;

                      (iii) waive a Default in the payment of principal of, premium, if any, or interest on, any Note;

                      (iv) following the mailing of an offer with respect to an Offer to Purchase the Notes as described in Sections 4.11 and 4.12, modify the Indenture with respect to such Offer to Purchase in a manner adverse to such Holders; or

                      (v) modify any of the provisions of this Section 9.2, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

                 It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

                 After an amendment, supplement or waiver under this Section
9.2 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

                 SECTION 9.3. Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a

Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount at maturity of the outstanding Notes.

                 The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

                 After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses
(i) through (v) of Section 9.2. In case of an amendment or waiver of the type described in clause (i) through (v) of Section 9.2, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

                 SECTION 9.4. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee. At the Company's expense, the Trustee may place an appropriate notation on the Note concerning the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

                 SECTION 9.5. Trustee to Sign Amendments, Etc. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

                 SECTION 9.6. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.


                                  ARTICLE TEN
                                 MISCELLANEOUS

                 SECTION 10.1. Trust Indenture Act of 1939. This Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall, to the extent applicable, be governed by such provisions.

                 SECTION 10.2. Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail addressed as follows:

                 if to the Company:

                          PCS Development Corporation
                          15 South Main Street

                          Suite 810
                          Greenville, South Carolina 29601
                          Attention: Chief Executive Officer

                 if to the Trustee:

                          United States Trust Company of New York
                          114 West 47th Street
                          New York, New York 10036
                          Attention:  Corporate Trust Department

                 The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

                 Any notice or communication mailed to a Holder shall be mailed to such Holder at the address as it appears on the Security Register by first class mail and shall be sufficiently given to such Holder if so mailed within the time prescribed. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time.

                 Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 10.2, it is duly given, whether or not the addressee receives it.

                 Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall he filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

                 In case by reason of the suspension of regular mail service or by of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

                 SECTION 10.3. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

                      (i) an Officers' Certificate stating that, in the opinion of the signatories thereto, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

                      (ii) an Opinion of Counsel stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.

                 SECTION 10.4. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

                      (i) a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

                      (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;

                    (iii) a statement that, in the opinion of each such person, such person has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                    (iv) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers' Certificate or certificates of public officials.

                 SECTION 10.5. Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

                 SECTION 10.6. Payment Date Other Than a Business Day. If an Interest Payment Date, Redemption Date, Change of Control Payment Date, Excess Proceeds Payment Date, Stated Maturity or date of maturity of any Note shall not be a Business Day, then payment of principal of, premium, if any, or interest on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Change of Control Payment Date, Excess Proceeds Payment Date, or Redemption Date, or at the Stated Maturity or date of maturity of such Note; provided that no interest shall accrue for the period from and after such Interest Payment Date, Change of Control Payment Date, Excess Proceeds Payment Date, Redemption Date, Stated Maturity or date of maturity, as the case may be.

                 SECTION 10.7. Governing Law. THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED ENTIRELY IN THAT STATE SHALL GOVERN THIS INDENTURE AND THE NOTES.

                 SECTION 10.8. No Adverse Interpretation of Other Agreements. This Indenture may not bc used to interpret another indenture, loan or debt agreement of the Company or any Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

                 SECTION 10.9. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in this indenture, or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

                 SECTION 10.10. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

                 SECTION 10.11. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                 SECTION 10.12. Separability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 SECTION 10.13. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

                                   SIGNATURES

                 IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

                                        PCS DEVELOPMENT CORPORATION


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        UNITED STATES TRUST COMPANY
                                          OF NEW YORK


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A


                                 [FACE OF NOTE]

                 [Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required under the Indenture) in substantially the following form:

                 THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

                 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

                 Prior to the Separation Date, each Note shall bear a legend (which would be in addition to any other legends required under the Indenture) in substantially the following form:

                 THIS NOTE IS INITIALLY ISSUED AS PART OF AN ISSUANCE OF UNITS, EACH OF WHICH CONSISTS OF $1,000 PRINCIPAL AMOUNT AT MATURITY OF __% SENIOR DISCOUNT NOTES DUE 2006 OF PCS DEVELOPMENT CORPORATION (THE "NOTES") AND WARRANTS ENTITLING THE HOLDER THEREOF TO PURCHASE ___ SHARES OF CLASS B COMMON STOCK OF PCS DEVELOPMENT CORPORATION (THE "WARRANTS"). PRIOR TO THE CLOSE OF BUSINESS ON THE EARLIEST OF (i) ________, 1996, (ii) SUCH EARLIER DATE AS MAY BE DETERMINED BY LEHMAN BROTHERS INC. AND SPECIFIED TO THE COMPANY, THE TRUSTEE, THE WARRANT AGENT AND THE UNIT AGENT IN WRITING, (iii) THE OCCURRENCE OF A CHANGE OF CONTROL AND (iv) IN THE EVENT OF AN ASSET SALE, THE DATE THE COMPANY MAILS NOTICE THEREOF TO THE HOLDERS OF THE NOTES, THIS NOTE MAY NOT BE TRANSFERRED OR EXCHANGED SEPARATELY FROM, BUT MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER WITH, THE WARRANTS.

                          PCS DEVELOPMENT CORPORATION

                       ___% Senior Discount Note Due 2006

                                                               CUSIP ___________

No.________________                                            $________________

                 The following information is supplied for purposes of Sections 1273 and 1275 of the Internal Revenue Code:

 Issue Date: ____________, 1996                          Original issue discount under Section 1273 of the
                                                         Internal Revenue Code (for each $1,000 principal
 Yield to maturity for period from Issue Date to         amount at maturity):  $_______
 ________, 2006:  ______%, compounded semi-annually
 on _______  and _______ commencing _______, 1996        Issue Price (for each $1,000 principal amount at
                                                         maturity): $_______ (based on the allocation of the
                                                         issue price for the Units of $_______ per Unit)

                 PCS DEVELOPMENT CORPORATION, a Delaware corporation (the "Company," which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to _________, or its registered assigns, the principal sum of $_______ on ___________, 2006.

         Interest Payment Dates: ____ and ____, commencing ____, 2001. Regular Record Dates: ____ and ____.

                 Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                 IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:                                       PCS DEVELOPMENT CORPORATION
     ---------------------


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

               (Form of Trustee's Certificate of Authentication)

This is one of the __% Senior Discount Notes due 2006 described in the within-mentioned Indenture.

                                            UNITED STATES TRUST COMPANY
                                              OF NEW YORK, as Trustee


                                            By:
                                               ---------------------------------
                                               Authorized Signatory

                             [REVERSE SIDE OF NOTE]

                          PCS DEVELOPMENT CORPORATION

                       __% Senior Discount Note due 2006

1.  Principal and Interest.

                 The Company will pay the principal of this Note on ________, 2006.

                 The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above (subject to adjustment as provided below).

                 Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the _______ or _______ immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing _______, 2001; provided that no interest shall accrue on the principal amount of this Note prior to _______, 2001 and no interest shall be paid on this Note prior to _______, 2001.

                 From and after _______, 2001, interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from _______, 2001; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                 The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is ___% in excess of the rate otherwise payable.

2.  Method of Payment.

                 The Company will pay principal provided above and interest (except defaulted interest) on the principal amount of the Notes as provided above on each _______ and _______ to the persons who are Holders (as reflected in the Security Register at the close of business on _______ and _______ immediately preceding the Interest Payment Date), in each case, even if the
Note is canceled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will not make payment to the Holder unless this Note is surrendered to a Paying Agent.

                 The Company will pay principal, premium, if any, and, as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. It may mail an interest check to a Holder's registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.  Paying Agent and Registrar.

                 Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.  Indenture; Limitations.

                 The Company issued the Notes under an Indenture dated as of July __, 1996 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

                 The Notes are senior, unsecured obligations of the Company ranking pari passu in right of payment with all existing and future unsubordinated unsecured Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Indenture limits the original aggregate principal amount at maturity of the Notes to $_______.

5.  Optional Redemption.

                 The Notes will be redeemable, at the Company's option, in
whole or in part, at any time or from time to time, on or after             ,
2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holders' last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing on _______ __ of the applicable years set forth below:


                                                                                                Redemption
 YEAR                                                                                              Price
 ----                                                                                           ----------
 2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            %
 2002  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            %
 2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            %
 2004 and thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     100.000%

                 Notwithstanding the foregoing, prior to             , 1999,
the Company may on any one or more occasions redeem up to 33% of the aggregate
principal amount of the Notes at a redemption price of     % of the Accreted
Value thereof with the net proceeds of either (A) one or more public offerings of common stock of the Company registered under the Securities Act or (B) a sale by the Company of at least $25.0 million of its Capital Stock (other than Redeemable Stock or Preferred Stock) to a Strategic Equity Investor in a single transaction; provided in each case that at least 67% of the aggregate principal amount at maturity of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 90 days of the date of the closing of any such public offering of common stock or sale to Strategic Equity Investor of Capital Stock (other than Redeemable Stock or Preferred Stock) of the Company, as the case may be.

6.  Notice of Redemption.

                 Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

7.  Repurchase upon Change in Control.

                 Within 30 days of the occurrence of any Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment").

                 A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Holder at his last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Change of Control Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the Change of Control Payment.

8.  Denominations; Transfer; Exchange.

                 The Notes are in registered form without coupons in denominations of $1,000 of principal amount at maturity and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.

9.  Persons Deemed Owners.

 A registered Holder shall be treated as the owner of a Note for all purposes.

10.  Unclaimed Money.

                 If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

11.  Discharge Prior to Redemption or Maturity.

                 If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes (a) to redemption or maturity, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain sections thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

12.  Amendment; Supplement; Waiver.

                 Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

13.  Restrictive Covenants.

                 The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur Indebtedness, make Restricted Payments, use the proceeds from Asset Sales, engage in transactions with Affiliates or, with respect to the Company, merge, consolidate or transfer substantially all of its assets. Within 90 days after the end of the last fiscal quarter of each year, the Company must report to the Trustee on compliance with such limitations.

14.  Successor Persons.

                 When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

15.  Defaults and Remedies.

                 The following events constitute "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable, whether at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the payment of principal (or premium, if any) and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under the "Limitation on Asset Sales" covenant and under "Repurchase of Notes upon a Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under the "Consolidation, Merger and Sale of Assets" covenant; (e) default in the performance of or breach of any other covenant or agreement of the Company in the Indenture or under the Notes and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (II) the failure to make a payment when due of principal, premium, if any, or interest and such defaulted payment shall not have been made, waived or extended by the earliest of (x) the expiration of any applicable grace period and (y) the 30th day after such payment default; (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (i) the Company or any Restricted Subsidiary
(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors.

                 If a bankruptcy or insolvency default with respect to the Company or any Restricted Subsidiary occurs and is continuing, Accreted Value of, premium, if any, and accrued interest, if any, on the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.





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

16.  Trustee Dealings with Company.

                 The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

17.  No Recourse Against Others.

                 No incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person as such, of the Company or of any successor Person shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

18.  Authentication.

                 This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

19.  Abbreviations.

                 Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors
Act).

                 The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to PCS Development Corporation, 15 South Main Street, Suite 810, Greenville, South Carolina 29601, Attention: Chief Financial Officer.





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

                           [FORM OF TRANSFER NOTICE]

            FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

________________________________________________________________________________
Please print or typewrite name and address including zip code of assignee


________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ____________________________ attorney to transfer said Note on the books of the Company with full power of substitution in the premises.



Date:___________            ___________________________________
                            NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

                       OPTION OF HOLDER TO ELECT PURCHASE

              If you wish to have this Note purchased by the Company pursuant to
Section 4.11 or Section 4.12 of the Indenture, check the Box:  [ ]

              If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.11 or Section 4.12 of the Indenture, state the amount (in principal amount at maturity): $____________.

Date: ___________


Your Signature:_________________________________________________________________
              (Sign exactly as your name appears on the other side of this Note)

Signature Guarantee: ______________________





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